EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of SharpSpring, Inc. (the “Company”) for the year ended December 31, , of our report dated March 30, 2021, included in its Registration Statements on Form S-8 (Nos. 333-226961, 333-219083, 333-212466, 333-197652, and 333‑233579) and Form S-3 (Nos. 333-222850, 333-201350, 333-231758, and 333-235576) relating to the consolidated balance sheets of the Company as of December 31,  and ,  and the related consolidated statements of comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

March 30, 2021